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                                                                   EXHIBIT 10.24

                              EMPLOYMENT AGREEMENT

      THIS AGREEMENT entered into as of November 15, 2002, by and between ICN PHARMACEUTICALS, INC. (the "Company"), a Delaware corporation, and BILL A. MACDONALD (the "Executive"), an individual resident of San Diego County, California (hereinafter the Company and Executive collectively referred to as "the parties").

                                    RECITALS

      WHEREAS, Executive has been employed by the Company as its Executive Vice President Strategic Planning, is experienced in many phases of the business of the Company and the Company desires to continue to retain the services of Executive on the terms set forth herein;

      WHEREAS, under the terms of Executive's current Employment Agreement with the Company dated March 18, 1993 and amended as of January 16, 2002 (collectively, the "Initial Employment Agreement"), Executive is entitled to receive certain severance benefits upon termination of his employment with the Company without cause or by unilaterally terminating his employment relationship with the Company at a future time; and

      WHEREAS, to induce Executive to remain in the employ of the Company, the Company desires by this Agreement to set forth the continued employment relationship of Executive with the Company.

                                    AGREEMENT

      NOW, THEREFORE, for consideration, the value, sufficiency, and receipt of which is hereby acknowledged, the parties agree as follows.

      1. Term. The term of employment ("Term") under this Agreement will be for an indefinite period commencing on the date hereof, and ending when employment is terminated pursuant to the provisions of Section 8 (Termination) hereof.

      2.    Employment.

            (a) Positions and Duties. Executive shall be employed as Executive Vice President Strategic Planning of the Company or in such other senior executive capacity as may be mutually agreed upon in writing by the parties. Executive shall perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons situated in a similar executive capacity. He shall also promote, by entertainment or otherwise, the business of the Company.

            (b) Time Commitment. Excluding periods of vacation and sick leave to which Executive is entitled, Executive agrees to devote reasonable attention and time during usual business hours to the business and affairs of the Company to the extent necessary to discharge the responsibilities assigned to Executive hereunder; provided, however, that Executive may elect at his option to reduce his work schedule at any time after March 1, 2003 to a schedule of not less than eighty percent (80%) of full-time employment. Further, Executive may (1) serve on corporate, civic or charitable boards or committees, (2) manage personal

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investments and (3) deliver lectures and teach at educational institutions, so long as such activities do not significantly interfere with the performance of Executive's responsibilities hereunder.

            (c) Policies and Procedures. Executive agrees to comply with all of the Company's standard policies and procedures.

      3. Base Salary. The Company agrees to pay Executive during the term of this Agreement a base salary at the rate of $400,000 per annum or such larger amount as the Board of Directors of the Company (the "Board") may from time to time determine (the "Base Salary"). The Base Salary will be payable in accordance with the Company's customary practices applicable to its executives. Such rate of salary, or increased rate of salary, if any, as the case may be, will be reviewed at least annually by the Board and may be further increased (but not decreased) in such amounts as the Board in its discretion may decide; provided, however, that if Executive elects to reduce his work schedule as set forth in Section 2(b), Executive's salary shall be prorated to reflect the reduced work schedule.

      4. Employee Benefits. Executive will be entitled to participate in all employee benefit plans, practices and programs maintained by the Company and made available to employees generally including, without limitation, all pension, retirement, profit sharing, savings, medical, hospitalization, disability, dental, life or travel accident insurance benefit plans. Executive's participation in such plans, practices and programs will be on the same basis and terms as are applicable to executives of the Company. To the extent the amount of any benefit is directly related to Executive's salary, then in that event only, such benefit shall be proportionately reduced in the event that Executive elects to reduce his work schedule as provided in Section 2(b) above.

      5.    Executive Benefits and Bonus.

            (a) General Benefits. Executive will be entitled to participate in all executive benefit or incentive compensation plans now maintained or hereafter established by the Company for the purpose of providing compensation and/or benefits to executives of the Company including, but not limited to, the Company's 401(k) and Deferred Compensation Plans and any supplemental retirement, salary continuation, stock option, restricted stock, deferred compensation, supplemental medical or life insurance or other bonus or incentive compensation plans. Unless otherwise provided herein, Executive's participation in such plans shall be on the same basis and terms as other senior executives of the Company, but in no event on a basis less favorable in terms of benefit levels applicable to Executive as in effect on the date hereof. To the extent the amount of any benefit is directly related to Executive's salary, then in that event only, such benefit shall be proportionately reduced in the event that Executive elects to reduce his work schedule as provided in Section 2(b) above.

            (b) Bonus. The Company agrees to pay to Executive a bonus in the amount of one hundred twenty thousand dollars ($120,000) within five (5) days of execution of this Agreement by Executive. Additionally, the Company agrees to pay to Executive a guaranteed bonus in the amount of two million four hundred fifty-seven thousand six hundred thirty-five dollars ($2,457,635) (the "Bonus") as follows:

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                  (1)   If Robert W. O'Leary remains as Chief Executive Officer
of the Company up to and including January 15, 2003, the Company shall pay Executive the Bonus in equal installments of one third (1/3) of the total amount of the Bonus on the following dates: (a) January 15, 2003; (b) July 15, 2003; and (c) January 15, 2004; provided, however, that if the employment of Robert W. O'Leary as Chief Executive Officer of the Company terminates before the second payment of the Bonus is due to Executive on July 15, 2003, the Company shall pay Executive the entire remainder of the Bonus on July 15, 2003.

                  (2) If the employment of Robert W. O'Leary as Chief Executive Officer of the Company terminates before the first payment of the Bonus is due to Executive under Section 5(b)(1) on January 15, 2003, the Company shall pay Executive the Bonus in equal installments of one-half (1/2) of the total amount of the Bonus on the following dates: (a) January 15, 2003; and (b) July 15, 2003.

            (c) Parachute Excise Tax. In the event that any amount or benefit paid or distributed to Executive pursuant to this Agreement, taken together with any amounts or benefits otherwise paid or distributed to Executive by the Company or any affiliated company (collectively, the "Covered Payments"), including, without limitation any profit realized in respect of the stock options and similar events, are or become subject to the tax (the "Excise Tax") imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any similar tax that may hereafter be imposed, the Company shall pay to Executive at the time specified below an additional amount (the "Tax Reimbursement Payment") such that the net amount retained by Executive with respect to such Covered Payments, after deduction of any Excise Tax on the Covered Payments and any Federal, state and local income tax and Excise Tax on the Tax Reimbursement Payment provided for by this Section 9(d), but before deduction for any Federal, state or local income or employment tax withholding on such Covered Payments, shall be equal to the amount of the Covered Payments.

                        (i) Determining Excise Tax. For purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax:

            (A) such Covered Payments will be treated as "parachute payments" within the meaning of Section 280G of the Code, and all "parachute payments" in excess of the "base amount" (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the good faith judgment of the Company's independent certified public accountants appointed prior to the date of this Agreement or tax counsel selected by such Accountants (the "Accountants"), the Company has a reasonable basis to conclude that such Covered Payments (in whole or in part) either do not constitute "parachute payments" or represent reasonable compensation for personal services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the "base amount," or such "parachute payments" are otherwise not subject to such Excise Tax, and

            (B) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

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                        (ii)  Determining Tax Reimbursement Payment. For
purposes of determining the amount of the Tax Reimbursement Payment, Executive shall be deemed to pay:

            (A) Federal income taxes at the highest applicable marginal rate of Federal income taxation for the calendar year in which the Tax Reimbursement Payment is to be made, and

            (B) any applicable state and local income taxes at the highest applicable marginal rate of taxation for the calendar year in which the Tax Reimbursement Payment is to be made, net of the maximum reduction in Federal incomes taxes which could be obtained from the deduction of such state or local taxes if paid in such year.

                        (iii) Refund Obligation. In the event that the Excise Tax is subsequently determined by the Accountants or pursuant to any proceeding or negotiations with the Internal Revenue Service to be less than the amount taken into account hereunder in calculating the Tax Reimbursement Payment made, Executive shall repay to the Company, at the time that the amount of such reduction in the Excise Tax is finally determined, the portion of such prior Tax Reimbursement Payment that would not have been paid if such Excise Tax had been applied in initially calculating such Tax Reimbursement Payment, plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event any portion of the Tax Reimbursement Payment to be refunded to the Company has been paid to any Federal, state or local tax authority, repayment thereof shall not be required until actual refund or credit of such portion has been made to Executive, and interest payable to the Company shall not exceed interest received or credited to Executive by such tax authority for the period it held such portion. Executive and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expenses thereof) if Executive's good faith claim for refund or credit is denied.

                        (iv) Additional Tax Reimbursement Payment. In the event that the Excise Tax is later determined by the Accountants or pursuant to any proceeding or negotiations with the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Tax Reimbursement Payment is made (including, but not limited to, by reason of any payment the existence or amount of which cannot be determined at the time of the Tax Reimbursement Payment), the Company shall make an additional Tax Reimbursement Payment in respect of such excess (plus any interest or penalty payable with respect to such excess) at the time that the amount of such excess is finally determined.

                        (v) Timing of Tax Reimbursement Payments. The Tax Reimbursement Payment (or portion thereof) provided for in this Section 9(d) shall be paid to Executive not later than ten (10) business days following the payment of the Covered Payments; provided, however, that if the amount of such Tax Reimbursement Payment (or portion thereof) cannot be finally determined on or before the date on which payment is due, the Company shall pay to Executive by such date an amount estimated in good faith by the Accountants to be the minimum amount of such Tax Reimbursement Payment and shall pay the remainder of such Tax Reimbursement Payment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined, but in no event later than forty-five

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(45) calendar days after payment of the related Covered Payment. In the event that the amount of the estimated Tax Reimbursement Payment exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to Executive, payable on the fifth business day after written demand by the Company for payment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

      6.    Other Benefits.

            (a) Fringe Benefits and Perquisites. Executive will be entitled to all fringe benefits and perquisites (e.g. Company car, club dues, physical examinations, financial planning and tax preparation services) generally made available by the Company to its executives. In addition, Executive may travel business class for air travel on Company business trips at Company expense.

            (b) Expenses. Executive will be entitled to receive prompt reimbursement of all reasonable, documented expenses incurred by him in connection with the performance of his duties hereunder or for promoting, pursuing or otherwise furthering the business or interests of the Company.

            (c) Office and Facilities. Executive will be provided with an appropriate office in Costa Mesa, California, or such other place as may be mutually agreed and with such secretarial and other support facilities as are commensurate with Executive's status with the Company and adequate for the performance of his duties hereunder.

      7. Vacation and Sick Leave. At such reasonable times as the Board will in its discretion permit, Executive will be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment under this Agreement, under the following conditions:

            (a) Executive will be entitled to annual vacation in accordance with the policies as periodically established by the Board for executives of the Company, which will in no event be less than four weeks per year. Executive's vacation accrual balance as of November 15, 2002 shall carry over and be available to Executive under the terms of this Agreement, and Executive shall continue to accrue vacation in accordance with Company policies.

            (b) In addition to the aforesaid paid vacations, the Board may grant to Executive a leave or leaves of absence, with or without pay, at such time or times and upon such terms and conditions as the Board in its discretion may determine.

            (c) Executive will be entitled to sick leave (without loss of pay) in accordance with the Company's policies as in effect from time to time. Executive's sick leave accrual balance as of November 15, 2002 shall carry over and be available to Executive under the terms of this Agreement, and Executive shall continue to accrue sick leave in accordance with Company policies.

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      8.    TERMINATION AND AT WILL RELATIONSHIP.

            (a) At Will Relationship. Executive's employment relationship is at will. Accordingly, it may be terminated by Executive or by the Company at any time for any lawful reason, with or without cause or advance notice, effective upon providing written notice.

            (b) Termination Date. "Termination Date" will mean the date specified in a Notice of Termination by either party, or, in the event of death, the date of death.

            (c) Notice of Termination. To be effective, any purported termination by the Company or by the Executive shall be communicated by written Notice of Termination to the other party. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which indicates the specific termination provision in this Agreement relied upon, setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

      9. Compensation Upon Termination. Upon termination of Executive's employment, Executive will be entitled to the following benefits:

            (a) Without Cause Termination, Voluntary Termination, Change in Control, Termination for Disability or Death. If Executive's employment is terminated by the Company without Cause (as defined in Section 9(f) herein) or for Disability (as defined in Section 9(e) herein), if Executive voluntarily terminates his employment relationship with the Company, if a Change in Control (as defined in Section 9(g) herein) occurs, or if Executive should die while employed by the Company, then Executive (or in the event of death, Executive's beneficiaries) will be entitled to all benefits provided below:

                        (i) The Company will pay Executive all amounts earned or accrued hereunder through the Termination Date but not paid as of the Termination Date, including: (i) Base Salary, (ii) reimbursement for any and all monies advanced or expenses incurred in connection with Executive's employment for reasonable and necessary expenses incurred by Executive on behalf of the Company for the period ending on the Termination Date, (iii) vacation pay, (iv) any bonuses or incentive compensation, and (v) any previous compensation which Executive has previously deferred (including any interest earned or credited thereon and any amounts deferred pursuant to the Deferred Compensation Plan) (collectively, "Accrued Compensation"). Accrued Compensation shall be paid to Executive within five (5) days of Executive's Termination Date

                        (ii) The Company will pay Executive all amounts of the Bonus that are unpaid as of Executive's Termination Date in a lump sum, which amounts will be paid within five (5) days after Executive's Termination Date.

                        (iii) For a number of months equal to the lesser of (A) thirty-six (36) or (B) the number of months remaining until Executive's 65th birthday, the Company will at its expense continue on behalf of Executive and his dependents and beneficiaries the life insurance, disability, medical, dental and hospitalization benefits which were being provided to Executive and paid for by the Company at the time Notice of Termination (or death if Executive's employment is terminated by death) is given (or, if Executive is terminated

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following a Change in Control, the benefits provided to Executive at the time of the Change in Control, if greater). The benefits provided in this Section 9(b)(iii) will be no less favorable to Executive, in terms of amounts and deductibles and costs to him, than the coverage provided Executive under the plans providing such benefits at the time Notice of Termination is given (or, if Executive is terminated following a Change in Control, at the time of the Change in Control if more favorable to Executive); provided, however, that life insurance benefits shall not continue in the event that Executive's employment is terminated by death. The Company's obligation hereunder with respect to the foregoing benefits will be limited to the extent that Executive obtains any such benefits pursuant to a subsequent employer's benefit plans, in which case the Company may reduce the coverage of any benefits it is required to provide Executive hereunder as long as the aggregate coverage of the combined benefit plans is no less favorable to Executive, in terms of amounts and deductibles and costs to him, than the coverage required to be provided hereunder. This Subsection (iii) will not be interpreted so as to limit any benefits to which Executive or his dependents may be entitled under any of the Company's employee benefit plans, programs or practices following Executive's termination of employment, including without limitation, retiree medical and life insurance benefits. Executive agrees to cooperate with the Company in providing to the Company or insurance carriers all information reasonably requested by the Company to assist the Company in obtaining the requisite insurance coverage benefits to Executive and his dependents at favorable rates and under reasonable terms and conditions. Additionally, Executive agrees to: (a) elect continued health coverage under the federal COBRA law for the maximum period permitted;
and (b) provide the Company's CEO with written notice within five (5) days of obtaining benefits under another employee benefit plan.

                        (iv) All restrictions on any outstanding awards granted by the Company or any other subsidiaries of the Company (including restricted stock awards) to Executive shall lapse and such awards (the "Vested Awards") shall become fully (100%) vested immediately, and all stock options and stock appreciation rights granted to Executive shall become fully (100%) vested and shall become immediately exercisable. Executive's rights to such Vested Awards (e.g., exercise of vested shares) are governed by the terms and conditions of the Company's 1998 Stock Option Plan (the "Option Plan") and the Long Term Incentive Plan (the "LTIP") and the grant documents thereunder, provided that all such awards, stock options, and stock appreciation rights approved on or after January 16, 2002 by the Company will be exercisable for a period of forty-eight (48) months after Executive's Termination Date (but in no event longer than the maximum term of such award, option, or right specified in the grant thereof and determined without regard to the termination of Executive's employment). A schedule of the Vested Awards is set forth on the attached Exhibit A.

            (b) Cause Termination. If Executive's employment is terminated by the Company for Cause (as defined in Section 9(f) herein), then Executive will be entitled to all benefits provided in subsections 9(a)(i), (iii), and (iv) hereinabove, and the Company will continue to pay the Bonus amounts that remain unpaid as of Executive's Termination Date according to the payment schedule set forth in Section 5(b).

            (c) No Mitigation. Executive will not be required to mitigate the amount of any payment provided in this Agreement by seeking other employment or otherwise and no such

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payment will be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent employment, except as described in
Section 9(a)(iii).

            (d) No Additional Benefits. Executive acknowledges and agrees that, other than as provided for under this Agreement, he shall not be entitled to or eligible for any additional benefits, under any Company severance plan or program or otherwise, upon termination of employment.

            (e) Definition of Disability. The Company may terminate Executive's employment after having established Executive's Disability. For purposes of this Agreement, "Disability" means a physical or mental infirmity which impairs Executive's ability to substantially perform his duties under this Agreement and which continues for a period of at least one hundred eighty (180) consecutive days. Executive will be entitled to the compensation and benefits provided for under this Agreement for any period during the term of this Agreement and prior to the establishment of Executive's Disability during which Executive is unable to work due to a physical or mental infirmity. Notwithstanding anything contained in this Agreement to the contrary, until the Termination Date specified in a Notice of Termination relating to Executive's Disability, Executive will be entitled to return to his position with the Company as set forth in this Agreement, in which event no Disability of Executive will be deemed to have occurred.

            (f) Definition of Cause. The Company may terminate Executive's employment for "Cause." A termination for Cause is a termination evidenced by a resolution adopted in good faith by a majority of the Board (excluding Executive) that Executive: (1) willfully and continually failed to substantially perform his duties with the Company (other than a failure resulting from Executive's incapacity due to physical or mental illness), which failure continued for a period of at least thirty (30) days after a written notice of demand for substantial performance has been delivered to Executive specifying the manner in which Executive has failed to substantially perform; or (2) willfully engaged in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise; provided, however that no termination of Executive's employment will be for Cause as set forth in clause (2) above until
(i) there will have been delivered to Executive a copy of a written notice setting forth that Executive engaged in the conduct set forth in clause (2) and specifying the particulars thereof in detail and (ii) Executive will have been provided an opportunity to be heard by the Board. No act, nor failure to act, on Executive's part will be considered "willful" unless he has acted or failed to act with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interest of the Company. Notwithstanding anything contained in this Agreement to the contrary, no failure to perform by Executive after Notice of Termination is given by Executive will constitute cause for purposes of this Agreement.

            (g) Change in Control. For purposes of this Agreement, a "Change in Control" is defined as the first to occur of the following:

                        (i) Acquisitions. The acquisition by any Person (as such term is defined in Section 13(c) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the combined voting power of the Company's then

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outstanding voting securities (a "25% Beneficial Owner"); provided, however, that for purposes hereof, the following acquisitions shall not constitute or give rise to a Change in Control: (A) any acquisition by the Company or any of its subsidiaries; (B) any acquisition directly from the Company or any of its subsidiaries; (C) any acquisition by any employee benefit plan (or related trust or fiduciary) sponsored or maintained by the Company or any corporation controlled by the Company; (D) any acquisition by any underwriter temporarily holding securities pursuant to an offering of such securities; (E) any acquisition by a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock in the Company; (F) any acquisition in connection with which, pursuant to Rule 13d-1 promulgated pursuant to the Exchange Act, the Person is permitted to, and actually does, report its beneficial ownership on Schedule 13-G (or any successor Schedule); provided, that, if any such Person subsequently becomes required to or does report its beneficial ownership on Schedule 13D (or any successor Schedule), then, for purposes of this paragraph, such Person shall be deemed to have first acquired, on the first date on which such Person becomes required to or does so report, beneficial ownership of all of the voting securities of the Company beneficially owned by it on such date; and (G) any acquisition in connection with a merger or consolidation which, pursuant to
Section 9(g)(ii)below, does not constitute a Change in Control; or

                        (ii) Merger. There is consummated a merger or consolidation to which the Company or any direct or indirect subsidiary of the Company is a party if the merger or consolidation would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or parent thereof) less than 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or

                        (iii) Liquidation or Sale. The shareholders of the Company have approved a complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or other disposition of all or substantially all of the assets of the Company; provided, however, that a transaction consisting solely of the initial public offering of common stock of Ribapharm Inc., a substantial subsidiary of the Company, and the subsequent distribution of all its shares to the stockholders of the Company for no consideration will not, taken alone, constitute a sale of all or substantially all the assets of the Company for purposes of this Section.

      10. Proprietary Information. Executive shall continue to comply with all proprietary information and inventions agreements he has previously executed with the Company.

      11.   Successors and Assigns.

            (a) Company's Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Company, its successors and assigns, and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. The term "the Company" as used herein will include

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such successors and assigns. The term "successors and assigns" as used herein will mean a corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

            (b) No Assignment by Executive. Neither this Agreement nor any right or interest hereunder will be assignable or transferable by Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement will inure to the benefit of and be enforceable by Executive's legal personal representative.

      12. Fees and Expenses. The Company shall pay all legal fees and related expenses (including the costs of experts, evidence and counsel) as they become due incurred by Executive as a result of (a) any claim or action brought by Executive (pursuant to Section 13 hereof) to contest or dispute an involuntary termination of Executive's employment or enforcement of any right or benefit provided by this Agreement, (b) any hearing before the Board as contemplated in
Section 9(f) hereof, or (c) the Executive's seeking to obtain or enforce any right or benefit provided by this Agreement or by any other plan or arrangement maintained by the Company or any subsidiary under which the Executive is or may be entitled to receive benefits, provided that Executive is the prevailing party in any such dispute, or if not the prevailing party, provided that the Executive is found to have brought any such claim or action against the Company in good faith. In addition, the Company shall pay all reasonable legal fees and related expenses, up to a maximum amount of $15,000, incurred by Executive in connection with the negotiation and analysis of this Agreement.

      13. Dispute Resolution. To ensure rapid and economical resolution of any disputes which may arise under this Agreement, Executive and the Company agree that any and all disputes, claims, or controversies of any nature whatsoever arising from or regarding Executive's employment or the interpretation, performance, enforcement or breach of this Agreement shall be resolved, to the fullest extent allowed by law, by confidential, final and binding arbitration conducted by Judicial Arbitration and Mediation Services, Inc. ("JAMS") in Orange County, California, under the then-existing JAMS rules, using a single arbitrator. In the event of an arbitration, Executive and the Company shall first attempt to reach agreement upon a mutually agreeable arbitrator. In the event the parties are unable to agree within two (2) weeks from the filing of a demand for arbitration, JAMS will provide a list of nine available arbitrators and an arbitrator will be selected from such nine-member panel provided by JAMS by the parties alternately striking out one name of a potential arbitrator until only one name remains. The party entitled to strike an arbitrator first shall be selected by a toss of a coin. The parties acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute through a trial by jury, judge or administrative proceeding. The arbitration shall be completed within three (3) months from the date the demand for arbitration is filed with JAMS, provided that the arbitrator may extend such date for good reason as determined in his sole discretion. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; (b) issue a written arbitration decision including the arbitrator's essential findings and conclusions and a statement of the award; and (c) have the authority to make a determination as to whether Executive is the prevailing party and whether Executive has initiated the dispute resolution process in good faith, for the purpose of determining whether to award reimbursement of attorneys' fees and costs pursuant to Section 12 hereof. The Company shall

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pay all JAMS' arbitration fees, including the fees and expenses of the arbitrator and any filing fees. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. The arbitrator, and not a court, shall be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy or claim sought to be resolved in accordance with these arbitration procedures. Notwithstanding the foregoing, neither party shall be permitted to initiate a demand for arbitration until it has participated in a non-binding mediation conducted by JAMS, after providing notice to the other party. Both parties shall participate in such a mediation within forty-five (45) days of delivery of such notice. In the event of a mediation, Executive and the Company shall first attempt to reach agreement upon a mutually agreeable mediator. In the event the parties are unable to agree within two (2) weeks from the submission of a notice for mediation, JAMS will provide a list of nine available mediators and a mediator will be selected from such nine-member panel provided by JAMS by the parties alternately striking out one name of a potential mediator until only one name remains. The party entitled to strike a mediator first shall be selected by a toss of a coin. The Company shall pay all mediation fees, including the fees and expenses of the mediator and any filing fees.

      14. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) will be in writing and will be deemed to have been duly given when personally delivered (via messenger, express delivery service, or facsimile) or on the third business day after the mailing thereof, by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other; provided that all notices to the Company will be directed to the attention of the Board with a copy to the Secretary of the Company. During the Term of the Agreement, each party shall promptly provide written notice to the other party of any change of address.

      15. Nonexclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company and for which the Executive may qualify or any right or benefit provided under his Indemnity Agreement with the Company dated September 4, 1986 ("Indemnity Agreement"). For purposes of any Company benefit plan or program for which service is considered, Executive's prior service with the Company shall be recognized. Compensation (whether in the form of salary, bonus, options, or otherwise) pursuant to the terms of this Agreement shall not be considered to be payments for personal profit or advantage for purposes of the Indemnity Agreement.

      16. Settlement of Claims. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstance, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against Executive or others.

      17. Release of Claims. In exchange for the consideration provided under this Agreement, and except for obligations undertaken in this Agreement, Executive hereby generally and completely releases the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities, and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date Executive executes this Agreement. This general release includes, but is not limited to:
(a) all claims arising out of or in any way related to Executive's employment with the Company; (b) all claims related to Executive's compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options (specifically including, but not limited to, any claim related to payment of the amount of $151,250 (before taxes), as a result of his Election to Surrender Stock Options dated July 23, 2002 with respect to 31,250 option shares of the Company's stock), or any other ownership interests in the Company, provided, however, that any Vested Awards, and any other vested right under a written employee benefit plan, shall continue in full force and effect subject to their terms and conditions; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing;
(d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys' fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"), and the California Fair Employment and Housing Act (as amended). Notwithstanding the release in the preceding sentence, Executive shall not hereby surrender any right or claim he may have to indemnification by the Company or its insurers pursuant to the Company's certificate of incorporation, by-laws, written indemnification agreements, or insurance policies, or applicable law, and Executive shall continue to have all such rights and benefits for the remainder of the Term of his employment by the Company and thereafter. As of the date of this Agreement, the Company's Chairman and Chief Executive Officer has no actual knowledge of any claims against Executive.

      18. Waiver of Unknown Claims. In granting the release herein, which includes claims that may be unknown at present, Executive acknowledges that he has read and understands Section 1542 of the California Code: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor." Executive hereby releases any claims under this section or any similar law or legal principle in any jurisdiction, including but not limited to claims which may be unknown at present.

      19. Miscellaneous. No provision of this Agreement may be amended, modified, or changed unless such amendment, modification or change is agreed to in writing by Executive and the Company's Chief Executive Officer or the Board of the Company. Either party may waive any breach or non-compliance with any provision or condition in favor of the waiving party under this Agreement in a writing signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of such provision or condition, nor a waiver of any similar provision or condition, at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. For purposes of construction of this Agreement, any ambiguity shall not be construed against either party as the drafter. Whenever possible, each provision of this

Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, and such invalid, illegal or unenforceable provision will be reformed, construed and enforced in such jurisdiction so as to render it valid, legal, and enforceable consistent with the general intent of the parties insofar as possible.

      20. Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of California without giving effect to the conflict of law principles thereof.

      21. Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof.

      22. Entire Agreement. Except as reflected in this Agreement, this Agreement, including Exhibit A attached hereto, constitutes the final, complete, and exclusive embodiment of the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior negotiations, agreements (including the Initial Employment Agreement), understandings, promises, representations, and arrangements, oral or written, between the parties hereto, including but not limited to the provisions of the Initial Employment Agreement; provided, however, this Agreement shall not supercede the Indemnity Agreement with the Company dated September 4, 1986 or any other plan, program or agreement as provided in Section 15 hereof.

                                      * * *

                            [signature page follows]

      IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Executive has executed this Agreement as of the day and year first above written.

                              ICN PHARMACEUTICALS, INC.


                              By:
                                 --------------------------------------------
                                  Robert W. O'Leary
                                  Chairman and Chief Executive Officer

                              Dated:
                                    -----------------------------------------


                              EXECUTIVE


                              By:
                                 --------------------------------------------
                                               Bill A. MacDonald
                                       14

                                    EXHIBIT A

                                  VESTED AWARDS